Exhibit 99.1

For more information:	Dennis Barber 713-497-3042
For immediate release:	December 21, 2006

Reliant Energy, Inc. Announces Results of
Tender Offer for 5% Convertible Senior Subordinated Notes

HOUSTON—Reliant Energy, Inc. today announced the final results of the tender offer to holders of its 5% Convertible Senior Subordinated Notes due 2010, which expired at midnight, Eastern Standard Time, on December 20, 2006. Holders of $273 million of principal amount of notes, representing 99% of the total $275 million outstanding, accepted the offer.

“This transaction is the latest in a series of steps we have taken to improve Reliant’s financial flexibility,” said Mark Jacobs, executive vice president and chief financial officer. “This tender offer improves our credit metrics without diluting our equity. Since December 2002, we have reduced net debt from $7.8 billion to $3.3 billion.”

Under the terms of the offer, Reliant will exchange 104.8108 shares of common stock, which represents the number of shares each note will convert to, plus $150 in cash for each $1,000 principal of notes, for total consideration of 28.6 million shares and $41 million in cash.

Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to approximately 1.9 million retail electricity customers, including residential and small business customers and commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.

The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity in operation across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit http://www.reliant.com/corporate.

This news release contains “forward-looking statements.” Forward-looking statements are statements that contain projections, estimates or assumptions about our revenues, income and other financial items, our plans for the future, future economic performance, transactions and dispositions and financings related thereto. Forward-looking statements relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking.

We have based our forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including the ongoing negotiation of the retail credit structure, legislative and regulatory developments, the effects of competition, financial market conditions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our filings with the Securities and Exchange Commission.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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